CONSENT OF INDEPENDENT AUDITORS


Lord Abbett U.S. Government Securities Fund, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 58 to Registration Statement No. 2-10691 of our report dated January 5, 1996 appearing in the annual report to shareholders and to the reference to us under the captions "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services" and "Financial Statements" in the Statement of Additional Information, both of which are part of such Registration Statement.



/S/ DELOITTE & TOUCHE LLP

New York, New York
March 29, 1996